Exhibit 99.1

Galata Acquisition Corp. Announces Pricing of

$125 Million Initial Public Offering

Washington, DC – (July 9, 2021) – Galata Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units, at a price of $10.00 per unit. The units are expected to commence trading on July 9, 2021 on the NYSE American stock exchange under the symbol “GLTA.U”.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE American under the symbols “GLTA” and “GLTA WS”, respectively.

B. Riley Securities, Inc. is serving as the sole book-running manager of the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on or about July 13, 2021, subject to customary closing conditions.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on July 8, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting B. Riley Securities, Inc. at 1300 17th Street N., Suite 1300, Attention: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by e-mail at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Galata Acquisition Corp.

Galata Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chief Executive Officer, Kemal Kaya. While the Company may pursue an initial business combination opportunity in any business, industry, sector or geographic region, the Company intends to focus on technology-enabled financial services businesses in emerging markets. Segments the Company might explore include, but are not limited to, insurance, reinsurance and insurance services, asset management, retail or investment banking, and merchant acquisition and payment processing.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and preliminary prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Media Contact:

Galata Acquisition Corp.

info@galatacorp.net

www.galatacorp.net